Exhibit 5.1

February 13, 2026

Hyperscale Data, Inc.

11411 Southern Highlands Parkway, Suite 190

Las Vegas, Nevada 89141

Ladies and Gentlemen:

We are acting as counsel to Hyperscale Data, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $35.4 million of shares (the “Shares”) of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company pursuant to the Registration Statement on Form S-3 (File No. 333-291595) (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on December 11, 2025, and the related base prospectus dated therein (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 13, 2026, relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”) pursuant to the At-the-Market Issuance Sales Agreement (the “Sales Agreement”), dated as of February 13, 2026, by and between the Company and Wilson-Davis & Co., Inc.

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Certificate of Incorporation of the Company, as amended to date, which includes the Certificate of Designation, Rights and Preferences of the Preferred Stock, as amended, (iv) the Second Amended and Restated Bylaws of the Company, (v) certain resolutions of the board of directors of the Company relating to the issuance, sale and registration of the Shares and (vi) the Sales Agreement. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete and that prior to the sale of Shares the Company will receive the requisite approval from the NYSE American to list the Shares.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized by the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP